EXHIBIT 12.1


                            CALENERGY COMPANY, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES

                     (DOLLARS IN THOUSANDS, EXCEPT RATIO)


                                      SIX MONTHS
                                     ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                ----------------------             -------------------------------------------
                                   1996         1995         1995         1994         1993         1992         1991
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------
PRE-TAX INCOME FROM
  CONTINUING OPERATIONS .....   $  49,270    $  38,297    $  97,051    $  55,836    $  61,258    $  50,732    $  34,866

LOSS ON EQUITY INVESTMENT IN
  UNCONSOLIDATED SUBSIDIARY .       2,774         --            362         --           --           --           --

CAPITALIZED INTEREST, NET
  OF AMORTIZATION ...........     (22,701)      (9,479)     (31,160)      (9,196)      (6,174)      (5,202)      (4,979)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------

                                   29,343       28,818       66,253       46,640       55,084       45,530       29,887
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------

FIXED CHARGES:
  INTEREST EXPENSE AND
   AMORTIZATION OF DEFERRED
   FINANCE CHARGES ON ALL
   INDEBTEDNESS .............      71,504       65,295      134,637       62,837       30,205       20,459       29,814

  INTEREST PORTION OF LEASE
   RENTALS ..................          30           30           60          109          247          253          217
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------
   TOTAL FIXED CHARGES ......      71,534       65,325      134,697       62,946       30,452       20,712       30,031
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------

EARNINGS BEFORE INCOME TAXES,
  AND FIXED CHARGES .........   $ 100,877    $  94,143    $ 200,950    $ 109,586    $  85,536    $  66,242    $  59,918
                                =========    =========    =========    =========    =========    =========    =========
RATIO OF EARNINGS TO FIXED
  CHARGES ...................       1.410        1.441        1.492        1.741        2.809        3.198        1.995
                                =========    =========    =========    =========    =========    =========    =========